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                                                              EXHIBIT 10.3(c)

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 31st day of July, 2002, between OEP Imaging Operating Corporation, a Delaware corporation ("Company"), and William
L. Flaherty (the "Executive").

                                   BACKGROUND.

Pursuant to the terms of the Second Amended and Restated Asset Purchase Agreement dated as of July 3, 2002 among the Company and Polaroid Corporation and the Polaroid Subsidiaries identified therein (the "Asset Purchase Agreement"), the Company will, upon closing under the terms of the Asset Purchase Agreement, acquire those assets of Polaroid Corporation specified in that Asset Purchase Agreement. Immediately following that closing, the Company will change its name to Polaroid Corporation and will begin the operation of its business using, among others, the assets so acquired. Because of the Executive's expertise in the business operated by the current Polaroid Corporation, the Company desires to employ the Executive, and the Executive desires to accept the Company's offer of employment, on the terms and conditions specified herein.

                                    AGREEMENT

In consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

     1.   TERM.

Company will employ the Executive, and the Executive will serve Company, under the terms of this Agreement for a term of three (3) years (the "Term") commencing on the later of the date of this Agreement or the date of the Closing under the Asset Purchase Agreement (the "Effective Date") and ending on the third anniversary of the Effective Date. Upon the expiration of that term, and subject to such other agreements as the Company and the Executive may then enter into, the Executive will become an "at will" employee of the Company. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, as provided in Section 5 hereof. The term "Employment Period" as used herein means the period of time between the Effective Date and the earlier of the termination of the Executive's employment hereunder or the expiration of the Term.

     2.   EMPLOYMENT.

          (a) POSITION AND REPORTING. Company hereby employs the Executive for the Employment Period as its Executive Vice-President and Chief Financial Officer on the terms and conditions set forth in this Agreement.

          (b) AUTHORITY AND DUTIES. The Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are (i)

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reasonably associated with the Executive's position, (ii) commensurate with the authority vested in the Executive's position pursuant to this Agreement and
(iii) consistent with the By-Laws of the Company. Without limiting the generality of the foregoing, the Executive shall be responsible for the Company's Controllership, Tax, Treasury and Information Technology Functions, and shall report directly and be responsible to the Chief Executive Officer of Company. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of Company. Notwithstanding the foregoing, the Executive may (i) make and manage passive personal business investments of his choice (in the case of publicly-held corporations, not to exceed one percent (1%) of the outstanding voting stock) and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board of Directors of the Company (the "Board"), provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board, which shall not unreasonably be withheld, serve on the boards of directors of other corporations.

     3.   COMPENSATION AND BENEFITS.

          (a) SALARY. During the Employment Period, Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $390,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of Company. Such base salary shall be subject to review each year for possible increase by the Board, but shall in no event be decreased from its then-existing level during the Employment Period.

          (b) ANNUAL BONUS. During the Employment Period, the Executive shall have the opportunity to earn an annual bonus of 55% of the Executive's base salary, as determined in accordance with Section 3(a), contingent upon the achievement of certain corporate and/or individual performance goals established by the Board of Directors of Company in its discretion. The bonus actually payable may be more or less than 55% of base salary depending on the terms of the bonus plan adopted by the Board and the extent to which that plan provides for payment when the goals established thereunder have been partially satisfied or exceeded. The performance goals for the remainder of 2002 shall be communicated to the Executive as soon as reasonably practicable after the commencement of Executive's service hereunder, and within the first 90 days of the each calendar year thereafter, beginning with 2003. The bonus payable for any year (or in the case of 2002 partial year) shall be paid within the first 75 days of the following calendar year.

          (c) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements in effect during the Employment Period that are generally available to senior executives of Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of Company, including, but not limited to, annual paid vacation.

          (d) BUSINESS EXPENSES. During the Employment Period, Company shall reimburse the Executive for all documented reasonable business expenses incurred by the

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Executive in the performance of his duties under this Agreement, in accordance with Company's policies.

     4.   INDEMNIFICATION.

During the Employment Period and thereafter, Company shall (i) indemnify the Executive to the fullest extent permitted by, and subject to the limitations of, the Delaware General Corporation Law against, and (ii) maintain commercially reasonable levels of officers' and directors' liability insurance, for the benefit of the directors and officers of Company, which insurance shall cover the Executive, with respect to, all costs, charges and expenses, including attorneys' fees, whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding (other than any action, suit or proceeding brought by or in the name of Company against the Executive) to which he may be made a party by reason of being or having been a director, officer or employee of Company or his serving or having served any other enterprise as a director, officer or employee at the request of Company.

     5.   TERMINATION OF EMPLOYMENT.

     (a) TERMINATION FOR CAUSE. Company may terminate the Executive's employment hereunder for cause. For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 5(c) hereof, Company shall have "cause" to terminate the Executive's employment hereunder if such termination shall be the result of:

          (i) willful fraud or dishonesty in connection with the Executive's performance hereunder that results in material harm to Company;

          (ii) the failure by the Executive to substantially perform his duties hereunder that results in material harm to Company; or

          (iii) the conviction for, or plea of NOLO CONTENDERE to, a charge of commission of a felony involving moral turpitude or that can reasonably be expected to cause material harm to the Company or its reputation or to materially impair the Executive's ability to perform his duties hereunder.

     (b) TERMINATION FOR GOOD REASON. The Executive shall have the right at any time during the Term to terminate his employment with Company for any "good reason." For purposes of this Agreement and subject to Company's opportunity to cure as provided in Section 5(c) hereof, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

          (i) a material diminution during the Employment Period in the Executive's duties or responsibilities, any adverse change in the Executive's reporting responsibilities (other than an interim change during a period in which the Chief Executive Officer is unavailable), as set forth in Section 2 hereof, provided that the assignment of the Company's Instant Printing function to another senior executive officer shall not constitute such a material diminution. Notwithstanding the foregoing, the reassignment of any other responsibilities under Section 2 shall give rise to "good reason" under Section 5(b).

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          (ii)    a reduction by Company of the compensation and benefits
     provisions set forth in Section 3 hereof, provided that a reduction in the benefits described in Section 3(c) generally applicable to senior executives of the Company shall not constitute good reason hereunder; or

          (iii) a material breach by Company of any other term of this Agreement.

     (c) NOTICE AND OPPORTUNITY TO CURE. Notwithstanding the foregoing, it shall be a condition precedent to Company's right to terminate the Executive's employment for "cause", and the Executive's right to terminate his employment for "good reason," that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach"); (2) if the Executive is terminated for "cause," Company provides the Executive an opportunity to appear before the Board to answer such grounds for termination; and (3) if such breach is susceptible of cure or remedy, (it being understood that the only definition of "cause" that is subject to cure or remedy is that contained in Section 5(a)(ii)), a period of 30 days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

     (d) TERMINATION UPON DEATH OR PERMANENT AND TOTAL DISABILITY. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by Company if (1) the Executive shall become eligible for long term disability benefits as such term is defined in Company's long term disability insurance program, policy or contract as in effect from time to time for the benefit of employees of Company or (2) by reason of a physical or mental impairment, the Executive is unable to substantially perform his duties hereunder for a period of six consecutive months (either (1) or (2), a "Disability"). If the Employment Period is terminated by reason of a Disability of the Executive, Company shall give 30 days' advance written notice to that effect to the Executive. If the existence of a Disability hereunder is in dispute, it shall be resolved by two physicians, one appointed by the Executive and one appointed by Company. If the two physicians so selected cannot agree as to whether or not the Executive has a Disability, the two physicians so selected shall designate a third physician and a majority of the three physicians so selected shall determine whether or not the Executive has a Disability.

     6.   CONSEQUENCES OF TERMINATION.

     (a) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. In the event of termination of the Executive's employment hereunder by Company without "cause" (other than upon death, Disability or the expiration of the Term of this Agreement) or by the Executive for "good reason" (each as defined in Section 5 hereof), the Executive shall be entitled to the following severance pay and benefits:

          (i) SEVERANCE PAY - severance payments in the form of continuation of the Executive's base salary as in effect immediately prior to such termination over a period of 18 months (the "Severance Period"). The Company's obligation to pay severance

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     payments hereunder shall not be reduced or offset by any compensation the
     Executive may obtain from subsequent employment.

          (ii) BENEFITS CONTINUATION - continuation for the Severance Period of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination on the terms and conditions then prevailing or as generally applicable thereafter to senior executives of the Company; PROVIDED, HOWEVER, that Company's obligation to provide such coverages shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period. The Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical coverage in accordance with section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto);

          (iii) BONUS PAYMENT - a pro rata portion of the Annual Bonus that would otherwise have been paid to the Executive for the year of his termination, based upon the degree to which the performance targets under
     Section 3(b) were satisfied for that year. The pro rata portion will be determined by multiplying the otherwise payable annual bonus by a fraction, the numerator of which is the number of days during the relevant year preceding the Executive's termination of employment and the denominator of which is 365. The pro rata bonus, if any, so payable, will be paid when that bonus would otherwise have been paid had the Executive remained employed; and

          (iv) OUTPLACEMENT - the Company will provide outplacement services to the Executive, such services to be provided by a mutually agreeable outplacement services provider expert in the field of executive outplacement, to a maximum of $35,000.

     (b) OTHER TERMINATIONS. In the event of termination of the Executive's employment hereunder for any reason other than those specified in Section 6(a) hereof, the Executive shall not be entitled to any bonus, severance pay or benefits contemplated by the foregoing, except as may otherwise be provided under any applicable benefit plans or award agreements relating to the Executive.

     (c)  ACCRUED RIGHTS. Notwithstanding the foregoing provisions of this
Section 6, in the event of termination of the Executive's employment hereunder for any reason, the Executive shall be entitled to payment of any unpaid portion of his base salary through the effective date of termination, and payment of any accrued and vested but unpaid rights solely in accordance with the terms of any incentive bonus or employee benefit plan or program of Company.

     (d) SURVIVAL. The Company's obligation to pay amounts under this Section 6 on account of a termination of the Executive's employment before the end of the Term shall survive the termination of this Agreement.

     7.   CONFIDENTIALITY.

The Executive agrees that he will not at any time during the Term hereof or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any

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manner whatsoever, any confidential information or trade secrets concerning the business of Company, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of Company, its manner of operation, its plan or other material data. The provisions of this Section 7 shall not apply to
(i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 7; (ii) information disseminated by Company to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, after such inquiry by the Executive as is reasonable under the circumstances, is not known by the Executive to be bound by a confidential relationship to Company, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

     8.   INVENTIONS.

The Executive is hereby retained in a capacity such that the Executive's responsibilities include the making of technical and managerial contributions of value to Company. The Executive hereby assigns to Company all right, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Employment Period that relate to the business of Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to Company and assist Company in obtaining and protecting the rights therein (including patents thereon) in any and all countries; PROVIDED, HOWEVER, that said contributions and inventions will be the property of Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. The Executive hereby agrees to execute any documentation requested by Company to be so executed if such request is made in order to carry out the purpose and terms of this paragraph. Inventions conceived by the Executive that are not related to the business of Company will remain the property of the Executive.

     9.   NON-COMPETITION.

The Executive agrees that he shall not during the Employment Period and for one year thereafter, or, if applicable, the Severance Period, without the approval of the Board, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any "Competitive Business" within the United States. For purposes of the foregoing, the term "Competitive Business" shall mean any of Eastman Kodak Company, Fuji Photo Film Co., Ltd., Agfa-Gevaert Group, or any of their subsidiaries, joint venturers or direct business partners. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period applicable above from acting as a passive investor where he owns not more than one percent (1%) of the issued and outstanding capital stock of any publicly-held company. During the period that the above non-competition restriction applies, the Executive shall not, without the written consent of Company, solicit or encourage any employee of Company or any current or future subsidiary or affiliate thereof to terminate his or her employment.

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     10.  BREACH OF RESTRICTIVE COVENANTS.

The parties agree that a breach or violation of Section 7, 8 or 9 hereof will result in immediate and irreparable injury and harm to the innocent party, which party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligation hereunder.

     11.  NOTICES.

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     (a)  If to Company, to:           Charles F. Auster
                                       Partner,
                                       One Equity Partners, Inc.
                                       320 Park Avenue, 18th Floor
                                       New York, NY 10022

     (b)  If to the Executive, to:     William L. Flaherty
                                       11 Coburn Road
                                       Weston, MA 02493

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

     12.  ARBITRATION: LEGAL FEES.

          (a) Except as provided in Section 10 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, MA., in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Company shall reimburse the Executive for all reasonable legal fees and costs and other fees and expenses that the Executive may incur in respect of any dispute or controversy arising against Company under or in connection with this Agreement; PROVIDED, HOWEVER, that Company shall not reimburse any such fees, costs and expenses if the fact finder determines that an action

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brought by the Executive was substantially without merit or the Executive is otherwise unsuccessful in such an action.

          (b) The Company and Executive agree that they will attempt, and they intend that they will and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; PROVIDED, HOWEVER, that the arbitrator shall be entitled to extend such l20-day period for a total of two 120-day periods. The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

Unless the Company has also instituted an action to obtain specific performance or similar equitable relief under Section 10 above, in an arbitration involving the existence of either "Cause" as defined in Section 5(a)(ii) or "good reason" under Section 5(b), the benefits to which the Executive is otherwise entitled under Section 6(a) shall continue so long as Executive and his counsel are in reasonable compliance with (b) above, subject to the Executive's obligation to repay any Severance Pay, Bonus or Outplacement payments received upon a determination by the arbitrator that the Company has "Cause" for the Executive's termination or that the Executive did not have "good reason" for his termination.

     13.  WAIVER OF BREACH.

Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either the Executive or of Company.

     14.  NON-ASSIGNMENT: SUCCESSORS.

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; PROVIDED, HOWEVER, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Company upon any sale of all or substantially all of the assets of Company, or upon any merger, consolidation or reorganization of Company with or into any other corporation, all as though such successors and assigns of Company and their respective successors and assigns were Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to the Executive hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign or Company referred to in the preceding sentence.

     15.  WITHHOLDING OF TAXES.

All payments required to be made by Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

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     16.  SEVERABILITY.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     17.  COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     18.  GOVERNING LAW.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

     19.  ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement by Company and the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the party against whom any such amendment or modification is to be enforced.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of July 31, 2002.


                                            OEP Imaging Operating Corporation


                                             By:    /s/ Charles F. Auster
                                                --------------------------------
                                                Charles F. Auster
                                                Title:


                                                   /s/ William L. Flaherty
                                             -----------------------------------
                                             William L. Flaherty

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